UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 27, 2020

CHIMERA INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-33796	26-0630461
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

520 Madison Avenue, 32nd Fl
New York	New York	10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (212) 626-2300

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Common Stock, par value $0.01 per share	CIM	New York Stock Exchange
8.00% Series A Cumulative Redeemable Preferred Stock	CIM PRA	New York Stock Exchange
8.00% Series B Cumulative Fixed-to-Floating Rate Redeemable Preferred Stock	CIM PRB	New York Stock Exchange
7.75% Series C Cumulative Fixed-to-Floating Rate Redeemable Preferred Stock	CIM PRC	New York Stock Exchange
8.00% Series D Cumulative Fixed-to-Floating Rate Redeemable Preferred Stock	CIM PRD	New York Stock Exchange

Registrant's Web site address: www.chimerareit.com

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01.    Regulation FD Disclosure.
Chimera Investment Corporation (the “Company”) is furnishing the information included in this Item 7.01 of this Current Report on Form 8-K pursuant to the Order of the U.S. Securities and Exchange Commission (Release No. 34-88465) dated March 25, 2020 (the “Order”). The Order provides registrants, including the Company, with the ability to extend the dates for which certain Company filings are required to be made, in light of operational challenges presented by the COVID-19 pandemic.
While the Company has the technology in place for all employees to work remotely with limited change in normal working patterns, the Company’s sole office is (and many of the Company’s advisors and vendors are) located in New York City, which has been significantly affected by COVID-19. As a result, the Company has experienced some delay in its customary filing process and timeline related to its 2020 Proxy Statement. As a result, in reliance on the Order, the Company does not intend to file its 2020 Proxy Statement by April 29, 2020. The Company expects to file its 2020 Proxy Statement on or before May 15, 2020. The Company currently expects to file all other SEC filings, including its Quarterly Report on Form 10-Q for the first quarter of 2020, on a timely basis.

Item 8.01.	Other Events.
The Company is supplementing the risk factors described under “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019 (“Form 10-K”), with the additional risk factor set forth below. This supplemental risk factor should be read in conjunction with the other risk factors described in the Form 10-K.
The recent outbreak of the novel coronavirus has adversely affected, and will likely continue to adversely affect, our business, financial condition, liquidity and results of operations.
We believe the worldwide COVID-19 pandemic has negatively affected our business and is likely to continue to do so. The outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If COVID-19, or another highly infectious or contagious disease, continues to spread or the response to contain it is unsuccessful, we could experience material adverse effects on our business, financial condition, liquidity, and results of operations. The extent of such effects will depend on future developments which are highly uncertain and cannot be predicted, including the geographic spread of the virus, the overall severity of the disease, the duration of the outbreak, the measures that may be taken by various governmental authorities in response to the outbreak (such as quarantines and travel restrictions) and the possible further impacts on the global economy. The continued spread of COVID-19 could also negatively impact the availability of key personnel necessary to conduct our business.
Moreover, certain actions taken by U.S. or other governmental authorities, including the Federal Reserve, that are intended to ameliorate the macroeconomic effects of COVID-19 may harm our business. Decreases in short-term interest rates, such as those announced by the Federal Reserve late in our 2019 fiscal year and during the first fiscal quarter of 2020, may have a negative impact on our results, as we have certain assets and liabilities which are sensitive to changes in interest rates. The Federal Reserve recently significantly further lowered interest rates in response to COVID-19 pandemic concerns. These market interest rate declines may negatively affect our results of operations.

Any significant decrease in economic activity or resulting decline in the housing market could have an adverse effect on our investments in mortgage loans, Agency RMBS, Non-Agency RMBS, Agency CMBS, and other real estate assets. In addition, as interest rates continue to decline as result of demand for U.S. Treasury securities and the activities of the Federal Reserve, prepayments on our assets are likely to increase due to refinancing activity, which could have a materially adverse effect on our result of operations.
Further, in light of the current environment related to the COVID-19 outbreak on the overall economy, such as rising unemployment levels or changes in consumer behavior related to loans as well as government policies and pronouncements, borrowers may experience difficulties meeting their obligations or seek to forebear payment on or refinance their loans for lower rates, which may adversely affect our result of operations.

SIGNATURES
               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
      Chimera Investment Corporation
       By: /s/ Rob Colligan
             Name:    Rob Colligan
             Title:    Chief Financial Officer
Date: April 27, 2020